Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	www.washreit.com
May 20, 2016

WASHINGTON REIT COMPLETES THE PREVIOUSLY ANNOUNCED ACQUISITION OF RIVERSIDE APARTMENTS IN ALEXANDRIA, VA

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE) has closed the previously announced acquisition of Riverside Apartments, an apartment community in Alexandria, VA, consisting of 1,222 units and potential onsite density to develop additional units, for $244.8 million.

The currently 98% leased Riverside Apartments is located half a mile from Metro, near the intersection of Route 1 and the Capital Beltway, in the heart of the dynamic Huntington Metro market. The market anchors the North end of the Fort Belvoir-Carlyle employment corridor where new employers such as The National Science Foundation and MGM National Harbor are expected to create rapid job growth within three miles of the property over the next 18 months.

"Similar to The Wellington, this research-led acquisition demonstrates our disciplined capital allocation through the purchase of value-add, urban-infill multifamily assets with strong income growth potential at a significant discount to replacement cost," said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. "Our research identified Riverside Apartments to be well-located in a submarket with strong employment drivers and limited supply. The asset provides us with a compelling opportunity to renovate approximately 850 units to generate rental growth, and the potential opportunity to develop additional units onsite, thereby offering multiple price points in a submarket with a strong population of renters.”

Comprised of three 15-story concrete buildings on approximately 28 acres, Riverside Apartments features a clubhouse with a leasing center and management office, two story fitness center, large exercise studio, social room, outdoor pool with lap pool and an outdoor theater.

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 55 properties totaling approximately 7 million square feet of commercial space and 4,480 residential units, and land held for development. These 55 properties consist of 25 office properties, 16 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2015 Form 10-K and subsequent quarterly reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.